Exhibit 10.2

AMENDED AND RESTATED

EMPLOYEE STOCKHOLDERS AGREEMENT

ENDO PHARMACEUTICALS HOLDINGS INC.

Dated as of June 5, 2003

5.5	Involuntary Transfers	11
5.6	Tag-Along, Piggyback and Drag-Along Rights	12
5.7	Expenses	17
5.8	Holdback and Other Agreements	17
5.9	Indemnification	18
	ARTICLE VI
TERMINATION		19
6.1	Sale of the Company	19
6.2	Cessation of Ownership of Stock	19
6.3	Other Termination Events	19
	ARTICLE VII
MISCELLANEOUS PROVISIONS		20
7.1	Stock Certificate Legend	20
7.2	Option Plans	20
7.3	New Employee Stockholders	21
7.4	No Other Arrangements or Agreements	21
7.5	Amendment and Modification	21
7.6	Assignment	21
7.7	Recapitalizations, Exchanges, etc. Affecting the Common Stock	22
7.8	Transfer of Common Stock	22
7.9	Further Assurances	23
7.10	Governing Law	23
7.11	Invalidity of Provision	23
7.12	Notices	23
7.13	Headings; Execution in Counterparts	24
7.14	Entire Agreement; Effect on Certain Other Agreements	25
7.15	Injunctive Relief	25
7.16	Attorneys’ Fees	25

AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT

          AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT, dated as of June 5, 2003 (this “Agreement”), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), Kelso Investment Associates V, L.P., a Delaware limited partnership (together with Kelso Equity Partners V, L.P., a Delaware limited partnership, (“Kelso”)), Endo Pharma LLC, a Delaware limited liability company (together with its designee, “Endo LLC”), each of the employees of the Company listed on the signature page of this Agreement, each of the employees currently party to the 2000 Employee Stockholders Agreement (as defined below) and the employees of the Company or its subsidiaries who become parties to this Agreement pursuant to Sections 7.2 and 7.3 of this Agreement and each of their respective Permitted Transferees (each an “Employee Stockholder,” and together the “Parties”).

          WHEREAS, the Parties have entered into that certain Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000 (the “2000 Employee Stockholders Agreement”);

          WHEREAS, the Company has filed a registration statement under the Securities Act of 1933, as amended, in connection with a public offering of its common stock held by Endo LLC (the “Public Offering”);

          WHEREAS, concurrently with the execution of this Agreement, Endo LLC will grant its consent, pursuant to Section 7.5 of this Agreement, to the sale of certain shares of the Company’s common stock held by the Employee Stockholders in connection with the Public Offering;

          WHEREAS, the Parties desire to amend and restated the 2000 Employee Stockholders Agreement pursuant to Section 7.5 thereof, to clarify the scope of certain rights granted thereunder in connection with Endo Pharma LLC’s sales of the Company’s common stock;

          WHEREAS, the Employee Stockholders executing this Agreement on the date hereof beneficially own, in the aggregate, a majority of the shares of the Company’s common stock owned by all Employee Stockholders as of the date hereof; and

          WHEREAS, all capitalized terms used in this Agreement, and not otherwise defined herein, shall have the meanings assigned to them in the 2000 Employee Stockholders Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree that the 2000 Employee Stockholders Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

RESTRICTIONS ON TRANSFER OF COMMON STOCK

          1.1 General Restriction on Transfer by Employee Stockholders. No shares of Common Stock owned by any Employee Stockholder or any interest therein may, directly or indirectly, be sold, assigned, mortgaged, transferred, pledged or hypothecated or otherwise disposed of or transferred by such Employee Stockholder (collectively, “Transferred” and any such transaction, a “Transfer”), except for (i) Transfers to a transferee pursuant to Section 1.2 hereof (a “Permitted Transferee”), (ii) Transfers of shares of Common Stock to the Company, Endo LLC, Kelso or any designated affiliate or other designee of Kelso, including pursuant to Article II hereof, or (iii) Transfers of shares of Common Stock pursuant to, or as otherwise permitted under, Article V hereof; provided that in the event the employment of an Employee Stockholder with the Company or any of its Subsidiaries is terminated for any reason, such Employee Stockholder may pledge, hypothecate, mortgage or encumber his or her shares of Common Stock; provided further that the terms of any such pledge, hypothecation, mortgage or encumbrance shall be approved by Endo LLC in its discretion taking into account the financial situation of Endo LLC at the time.

          1.2 Permitted Transferees.

          (a) Subject to paragraph (b) of this Section 1.2, any Employee Stockholder may Transfer any shares of Common Stock or any interest therein or his or her rights to subscribe for the same, if any, (i) with the prior written consent of Endo LLC’s Board of Managers (the “LLC Board”), which consent shall not be unreasonably withheld (provided that reasonable grounds to withhold consent shall include, but not be limited to, the risk of subjecting the Company to registration or reporting requirements under federal securities laws), to a trust or corporation the beneficiaries or stockholders of which are such Employee Stockholder, as the case may be, his or her spouse, parents or any other family members, or (ii) in case of his or her death, by will or by the laws of intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries. In addition to the foregoing, any transferee of an Employee Stockholder described above may Transfer shares of Common Stock back to such Employee Stockholder or to another Permitted Transferee of such Employee Stockholder.

          (b) Any Transfer of shares of Common Stock made pursuant to paragraph (a) of this Section 1.2 to a Permitted Transferee shall be permitted and shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to Endo LLC.

          (c) An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (in the case of Kelso, including, without limitation, any partner of such entity or any director or officer of Kelso & Company, any individual retirement account of any such partner, director or officer, any family member of any such partner, director or officer, or any trust or family partnership for the benefit of any such partner, director or officer or family member thereof).

ARTICLE II

PURCHASES BY THE COMPANY

          2.1 Right to Purchase Shares from Employee Stockholders.

          (a) Subject to all of the provisions of this Article II and Article IV hereof, Endo LLC shall have the right to purchase from an Employee Stockholder, and such Employee Stockholder shall have the obligation to sell to Endo LLC, all, but not less than all, of the shares of Common Stock owned by such Employee Stockholder:

(i) at the Fair Market Value of such shares, if such Employee Stockholder’s employment with the Company or any of its subsidiaries is terminated as a result of (v) the termination by the Company or one of its subsidiaries of such employment without Cause, (w) the resignation of such Employee Stockholder for Good Reason, (x) the resignation of such Management Stockholder without Good Reason, (y) the Retirement of such Employee Stockholder, or (z) the death or Disability of such Employee Stockholder; and

(ii) at the lesser of the Fair Market Value and the Carrying Value (as defined in Section 3.2 hereof) of such shares, if such Employee Stockholder’s employment with the Company or any of its subsidiaries is terminated by the Company or one of its subsidiaries with Cause.

          (b) In the event that Endo LLC does not exercise such right to purchase the shares of Common Stock from an Employee Stockholder by giving notice within the 30-day period referred to in Section 2.2 hereof, Kelso, or a party designated by Kelso, shall have the right to purchase, at its option, the shares of Common Stock referred to in Section 2.1(a) hereof from such Employee Stockholder, by giving notice not later than the end of the succeeding 10-day period.

          2.2 Notice. If Endo LLC desires to purchase shares of Common Stock from an Employee Stockholder pursuant to Section 2.1 hereof, it shall notify such Employee Stockholder not more than 30 days after the occurrence of the event giving rise to Endo LLC’s right to acquire such Employee Stockholder’s shares of Common Stock (or in the case of the Employee Stockholder’s death, it shall notify such Employee Stockholder’s estate within 30 days of notice to Endo LLC of the Employee Stockholder’s death). If Endo LLC does not deliver such notice within such 30-day period and Kelso (or its designee) desires to purchase such shares, then Kelso (or its designee) shall notify such Employee Stockholder not later than the end of the succeeding 10-day period.

          2.3 Payment.

          (a) Subject to Article IV and Section 2.4 hereof, payment for shares of Common Stock purchased pursuant to Section 2.1(a) and (b) hereof shall be made on the date that is (i) in any case in which the price to be paid for such shares may only be the Carrying Value thereof, the 30th business day following the date on which notice is given pursuant to Section 2.2 hereof, or (ii) in all other cases, the 15th business day following the date of the determination of Fair Market Value pursuant to Section 3.1(a) hereof.

          (b) If the termination of employment of such Employee Stockholder is as a result of his or her resignation without Good Reason, and:

(i) if the date of termination of employment occurs prior to December 1, 2002, then the purchase price of the purchased shares shall be paid within 15 days following the surrender of the certificates representing the purchased shares, and

(ii) if the date of termination of employment occurs on or after December 1, 2002, then the portion of the purchase price of the purchased shares equal to the Carrying Value of such shares on the date of termination of employment shall be paid by the 15th day following the surrender of the certificates representing the purchased shares and the remainder shall be paid on the last day of the 18th month following the date of termination of employment.

          (c) Any payments based on Fair Market Value required to be made by Endo LLC under this Section 2.3 shall accrue interest at 6% simple interest per annum on the amounts not paid from the date of termination of employment (or the date of deemed termination) to the date Endo LLC makes such payments.

          2.4 Postponement, etc.

          (a) No party shall be required to consummate any purchase and sale under this Article II until such time as such transaction would not violate applicable law, other than violations which would not have a direct or indirect material adverse effect on such party.

          (b) Notwithstanding anything to the contrary in this Article II, in no event shall any sale of Common Stock that was received by an Employee Stockholder upon the exercise of an employee stock option occur prior to the six-month anniversary of such exercise.

ARTICLE III

PURCHASE PRICE

          3.1 Fair Market Value.

          (a) Fair Market Value. For the purposes of this Agreement, the “Fair Market Value” of any share of Common Stock being purchased by or sold to Endo LLC or Kelso (or its designees) pursuant to this Agreement shall be the average for the ten consecutive trading days prior to such transaction of the last sales price for a share of Common Stock on the principal securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, on the National Association of Securities Dealers Automated Quotation System or, if not so quoted, on the principal market on which the Common Stock is then traded.

          (b) Notice to Employee Stockholders. After notice has been given pursuant to Section 2.2 or 5.5 hereof, Endo LLC shall promptly deliver a letter setting forth the Fair Market Value to Kelso and to each Employee Stockholder whose Common Stock is to be purchased pursuant to Section 2.1 or 5.5 hereof.

          3.2 Carrying Value. For the purposes of Sections 2.1 and 5.5 hereof, “Carrying Value” of any share of Common Stock being purchased by Endo LLC shall be equal to the price paid by the selling Employee Stockholder for any such share.

          3.3 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below, except with respect to such Employee Stockholders as determined, from time to time, by resolution of the LLC Board, with employment agreements with the Company which define such terms differently, in which case such terms shall have the meanings ascribed to them in such employment agreements of such Employee Stockholders as determined, from time to time, by resolution of the LLC Board:

          (a) Cause. The term “Cause” used in connection with a termination of employment of an Employee Stockholder shall mean a termination of such Employee Stockholder’s employment by the Company or any of its subsidiaries due to (i) the continued failure, after written notice, by such Employee Stockholder substantially to perform his or her duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical illness or injury or mental illness), (ii) the engagement by such Employee Stockholder in serious misconduct that causes, or in the good faith judgment of the Board may cause, harm (financial or otherwise) to the Company or any of its subsidiaries including, without limitation, (A) the disclosure of material secret or confidential information of the Company or any of its subsidiaries, (B) the potential debarment of the Company or any of its subsidiaries by the U.S. Food and Drug Administration or any successor agency (the “FDA”), or (C) the possibility that the registration of the Company or any of its subsidiaries with the U.S. Drug Enforcement Administration or any successor agency (the “DEA”) could be revoked or an application with the DEA could be denied, (iii) the potential debarment of such Employee Stockholder by the FDA, or (iv) the material breach by the Employee Stockholder of this Agreement or any other agreement between such Employee Stockholder, on the one hand, and the Company or Kelso, on the other hand.

          (b) Good Reason. A termination of an Employee Stockholder’s employment with the Company or any of its subsidiaries shall be for “Good Reason” if such Employee Stockholder voluntarily terminates his or her employment with the Company or any of its subsidiaries as a result of any of the following:

(i) without the Employee Stockholder’s prior written consent, a material reduction by the Company or any of its subsidiaries in his or her current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Employee Stockholder is a member; or

(ii) the taking of any action by the Company or any of its subsidiaries that would substantially diminish the aggregate value of the benefits provided him or her under the Company’s or any such subsidiary’s medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating on the date of his or her execution of this Agreement, other than any such reduction that is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Employee Stockholder is a member or (C) generally applicable to all beneficiaries of such plans.

          (c) Disability. The termination of the employment of any Employee Stockholder by the Company or any of its subsidiaries shall be deemed to be by reason of a “Disability” if, as a result of such Employee Stockholder’s incapacity due to reasonably documented physical illness or injury or mental illness, such Employee Stockholder shall have been unable for more than six months within any 12-month period to perform his or her duties with the Company or any of its subsidiaries on a full time basis and within 30 days after written notice of termination has been given to such Employee Stockholder, such Employee Stockholder shall not have returned to the full time performance of his or her duties. The date of termination in the case of a termination for “Disability” shall be the last day of the aforementioned 30-day period.

ARTICLE IV

PROHIBITION ON PURCHASES

          4.1 Prohibited Purchases. Notwithstanding anything to the contrary herein, Endo LLC shall not be permitted to purchase any shares of Common Stock from an Employee Stockholder (or make any payment for any purchased shares of Common Stock) pursuant to Section 2.1 hereof to the extent (i) Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) is prohibited from purchasing such shares (or incurring debt to finance the purchase of such shares or making payment for such purchased shares) by any debt instruments or other agreements (the “Agreements”) entered into by Endo LLC, the Company or any of their respective subsidiaries, or by applicable law, (ii) an event of default under any Agreement has occurred and is continuing or a condition exists which would, with notice or lapse of time or both, result in an event of default under any Agreement or (iii) the purchase of such shares by Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase)(including the incurrence of any debt which in the judgment of the LLC Board is necessary to finance such purchase or the payment for such purchased shares) (A) could, in the judgment of the LLC Board, result in the occurrence of an event of default under any Agreement or create a condition which would or might, with notice or lapse of time or both, result in an event of default under any Agreement, (B) would, in the judgment of the LLC Board, be imprudent in view of the financial condition (present or projected) of Endo LLC and its subsidiaries, if any, taken as a whole, or the Company and its subsidiaries, taken as a whole, or the anticipated impact of the purchase of (or payment for) such shares on Endo LLC’s, the Company’s (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) or any of their respective subsidiaries’ ability to meet their respective obligations, including under any Agreement or (C) could, in the judgment of the LLC Board, constitute a fraudulent conveyance or transfer or render Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) insolvent under applicable law or violate limitations in the Delaware General Corporation Law on repurchases of stock. If shares of Common Stock which Endo LLC has the right to purchase (or make payment for) on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence, Endo LLC shall purchase (or pay for) on such date only up to that number of shares of Common Stock in the manner that the LLC Board determines in its sole discretion.

          Subject to Section 2.3(c) hereof, notwithstanding anything to the contrary contained in this Agreement, if Endo LLC is unable to purchase any Employee Stockholder’s shares pursuant to Section 2.1 of this Agreement by reason of this Article IV (or make any payment for any purchased shares), Endo LLC may nonetheless in the case of Section 2.1 hereof exercise its option to purchase such shares and shall purchase (or make payment for) such shares at the earliest practicable date permitted under this Article IV and any payment therefor shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at 6% per annum from the date such payment would have been made but for this Article IV to the date such payment is actually made. All payments of interest accrued hereunder shall be paid only at the date of payment by Endo LLC for the shares of Common Stock being purchased. Any shares as to which Endo LLC has exercised its right to purchase pursuant to Section 2.1 hereof may not otherwise be sold by the Employee Stockholder notwithstanding non-payment therefor pursuant to this Article IV.

ARTICLE V

SALES TO THIRD PARTIES

          5.1 General. Prior to the end of the Restricted Period (as defined below), no Employee Stockholder shall sell any of his or her shares of Common Stock to a third party. Except as otherwise permitted under Section 5.6 hereof, after the termination of the Restricted Period, Employee Stockholders may sell their shares of Common Stock they then own to a third party only in compliance with the provisions of Sections 5.2 and 5.3 hereof. The foregoing provisions of this Section 5.1 do not apply to any sale or other transaction described in clause (i) or (ii) of Section 1.1 hereof or to any sale pursuant to a registration under the Act. The period of time from the date of this Agreement until December 1, 2002 shall hereinafter be referred to as the “Restricted Period.”

          5.2 Right of First Refusal.

          (a) Subject to Section 5.1 hereof, if an Employee Stockholder shall have received a bona fide offer or offers from a third party or parties to purchase for cash any shares of Common Stock whether now or hereafter owned by such Employee Stockholder, then prior to selling such shares of Common Stock to such third party or parties, the Employee Stockholder shall deliver to Endo LLC a letter signed by such Employee Stockholder setting forth:

(i) the name or names of the third party or parties;

(ii) the prospective purchase price per share of Common Stock;

(iii) all material terms and conditions contained in the offer of the third party or parties;

(iv) the Employee Stockholder’s offer (which shall be irrevocable by its terms for 30 days following receipt) to sell to Endo LLC all, but not less than all, of the shares of Common Stock covered by the offer of the third party or parties, for a purchase price per share of Common Stock, and on other terms and conditions, not less favorable to Endo LLC than those contained in the offer of the third party or parties (an “Offer”); and

(v) closing arrangements and a closing date (not less than 45 nor more than 60 days following the date of such letter) for any purchase and sale that may be effected by Endo LLC or any of its assignees pursuant to this Section 5.

Endo LLC shall, within 10 days following receipt of such letter, have the right to elect to purchase such shares of Common Stock or the obligation to assign its right to purchase such shares to Kelso, in the event Kelso elects to exercise its right to require Endo LLC to assign its right to Kelso prior to 5 days after the expiration of such 10-day period pursuant to Section 5.4 hereof. If Endo LLC shall be required to assign such right to purchase such shares of Common Stock to Kelso, pursuant to Section 5.4 hereof, it shall deliver written notice of such assignment, on the first day following the end of such 10-day period, to

Kelso. Within 15 days after receipt of such notice from Endo LLC, Kelso shall have the right to exercise its right of first refusal.

          (b) If, upon the expiration of 30 days following receipt by Endo LLC of the letter described in Section 5.2(a) hereof, neither Endo LLC nor Kelso shall have accepted the Offer in full, the Employee Stockholder may sell only to such third party or parties all (but not less than all) of the shares of Common Stock covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer. If Endo LLC or its assignee or assignees shall accept such Offer, the closing of the purchase and sale pursuant to such acceptance shall take place as set forth in the letter of such Employee Stockholder to Endo LLC pursuant to subparagraph (v) of Section 5.2(a) hereof.

          5.3 Agreements to Be Bound. Notwithstanding anything contained in this Article 5, any sale to a third party or any Involuntary Transfer (as defined in Section 5.5 hereof) to an Involuntary Transferee (as defined in Section 5.5 hereof) shall be permitted under the terms of this Agreement only if such third party or Involuntary Transferee, as the case may be, shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to Endo LLC.

          5.4 Assignment. Kelso shall have the right to require Endo LLC to assign to Kelso (or any affiliates or designees of Kelso) Endo LLC’s right of first refusal with respect to an Offer in accordance with Section 5.2(a) hereof.

          5.5 Involuntary Transfers. In the case of any transfer of title or beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order, or otherwise than by a voluntary decision on the part of an Employee Stockholder (an “Involuntary Transfer”), Endo LLC shall have the right to purchase such shares pursuant to this Section 5.5. Upon the Involuntary Transfer of any shares of Common Stock, such Employee Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice (the “Notice”) to Endo LLC indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom such shares have been transferred (the “Involuntary Transferee”) and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the Notice, and for 30 days thereafter, Endo LLC shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all, but not less than all, of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such shares of Common Stock over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.

          Notwithstanding the foregoing, the LLC Board may, for good cause shown by the Employee Stockholder who made the Involuntary Transfer, determine that payment of a purchase price equal to the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee would be appropriate under the circumstances, and direct that payment be made in such amount.

          Endo LLC’s right to purchase pursuant to this Section 5.5 shall be assignable in accordance with Section 5.4 as if such right to purchase were a “right of first refusal”.

          5.6 Tag-Along, Piggyback and Drag-Along Rights.

          (a) Tag-Along Rights. Endo LLC shall not, in any one transaction or any series of similar transactions not effected through a broker or over a national securities exchange, Transfer more than 25% of the shares of Common Stock it owns as of the date of the Merger, except pursuant to Section 5.6(c) hereof, or except in connection with a registered public offering of the Company’s securities or any other capital markets transaction, to any third party or parties unaffiliated with Endo LLC (a “Third Party”), unless the Employee Stockholders (collectively, the “Offerees”), are offered the right, at the option of each Offeree, to include in such Transfer to the Third Party such number of shares of Common Stock then owned by each such Offeree, as determined in accordance with this Section 5.6(a). If Endo LLC receives from a Third Party a bona fide offer or offers to Transfer which it intends to accept, or proposes to Transfer to a Third Party, shares of its Common Stock, Endo LLC shall provide written notice (the “Tag-Along Notice”) to each of the Offerees, setting forth the consideration per share to be paid by such Third Party and the other material terms and conditions of such transaction. The Tag-Along Notice shall offer the Offerees the opportunity to participate in the proposed Transfer of shares to the Third Party according to the terms and conditions of this Section 5.6(a) and for the same type of consideration and for an amount of consideration per share not less than that offered to Endo LLC by the Third Party. At any time within 20 days after its receipt of the Tag-Along Notice, each of the Offerees may irrevocably accept the offer included in the Tag-Along Notice for up to such number of shares of Common Stock as is determined in accordance with the provisions of this Section 5.6(a) by furnishing written notice of such acceptance to Endo LLC. Promptly following such acceptance by an Offeree, each such Offeree shall deliver to Endo LLC the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to such offer by such Offeree, together with a limited power-of-attorney authorizing Endo LLC to sell or otherwise dispose of such shares of Common Stock pursuant to the proposed Transfer to the Third Party.

     Each Offeree shall have the right to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock then owned by such Offeree, and the denominator of which shall be the number of shares of Common Stock then owned by Endo LLC plus the total number of shares of Common Stock then owned by the Offerees (plus offerees of tag-along rights under that certain Amended and Restated Stockholders Agreement, dated as of July 14, 2000 (the “Principal Stockholders Agreement”), among the Company, Endo LLC and certain other stockholders of the Company with respect to the Common Stock), subject to the allocations under the Principal Stockholders Agreement. The maximum number of shares of Common Stock that may be Transferred by each Offeree to the Third Party in accordance with this Section 5.6(a) shall be the total number of shares of Common Stock then owned by such Offeree.

     If within 20 days after the receipt of the Tag-Along Notice, any Offeree has not accepted the offer contained in the Tag-Along Notice, such Offeree will be deemed to have waived any and all rights with respect to, or to participate in, the Transfer of Common Stock described in the Tag-Along Notice and Endo LLC shall have 45 days in which to Transfer not more than the amount of Common Stock described in the Tag-Along Notice, for an amount and type of consideration per share not materially more favorable to Endo LLC than was set forth in the Tag-Along Notice. If, at the end of 65 days following the receipt of the Tag-Along Notice, Endo LLC has not completed the Transfer of Common Stock of Endo LLC and Common Stock of any Offeree, Endo LLC shall return to such Offeree all certificates representing shares of Common Stock which such Offeree delivered for Transfer pursuant to this Section 5.6(a), and all the restrictions on sale or other disposition contained in this Agreement with respect to Common Stock then or thereafter owned by the Offeree shall again be in effect.

     As promptly as practicable (but in no event later than 5 days) after the consummation of the Transfer of Common Stock of Endo LLC and Common Stock of the Offerees

to the Third Party in accordance with this Section 5.6(a), Endo LLC shall notify the Offerees thereof, shall remit to each of the Offerees the total consideration in respect of the shares of Common Stock of such Offeree which were so Transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by the Offerees.

          (b) Piggyback Rights. If Endo LLC, pursuant to that certain Registration Rights agreement, dated as of July 17, 2000, by and between the Company and Endo LLC, demands that the Company register any of its shares of Common Stock or any other of its common equity securities under the Act for sale for cash to the public under the Act (a “Demand Registration”), then Endo LLC will at such time make reasonable efforts to give prompt written notice to each Offeree of its intention to do so (the Piggyback Notice”) and of the rights of such Offeree under this Section 5.6(b), 5 business days after the Company’s filing of the registration statement relating to the Demand Registration. In such Piggyback Notice, Endo LLC shall waive any transfer restrictions under Section 1.1 hereof with respect to the Offerees’ shares of Common Stock solely in connection with the Demand Registration. Furthermore, such Piggyback Notice shall offer each such Offeree the opportunity to include in such registration statement such number of shares of Common Stock as such Offeree may request, in accordance with this Section 5.6(b). Upon the written request of an Offeree made within 10 days after the receipt of a Piggyback Notice (which request shall specify the number of shares of Common Stock intended to be disposed of and the intended method of disposition thereof), Endo LLC will use its best efforts to cause the Company to effect, in connection with the registration of the securities held by Endo LLC (the “LLC Shares”), the registration of all of the Shares requested to be included by all of the Offerees (collectively, the “Offeree Shares”), to the extent required to permit the disposition (in accordance with such intended methods of disposition) of such shares of Common Stock so requested to be registered, provided that:

               (A) if, at any time after Endo LLC has given a Piggyback Notice and prior to the effectiveness of the registration statement filed in connection with the proposed Demand Registration, Endo LLC shall determine for any reason not to demand such registration of the LLC Shares, Endo LLC shall give written notice of such determination to the Offerees, and thereupon the Company and Endo LLC shall each be relieved of their obligations to effect the registration of the Offeree Shares;

               (B) if the Demand Registration is to be an underwritten registration on behalf of Endo LLC, and the managing underwriter(s) advises the Company, in writing that, in such firm’s opinion, the Demand Registration would be materially and adversely affected by the inclusion therein of any of the Common Stock requested to be included therein, the Company shall include in such Demand Registration:

                    (1) First, all of the LLC Shares;

                    (2) Second, up to the full number of shares of Common Stock requested to be included in such Demand Registration by the “Management Stockholders” (as such term is defined in the Principal Stockholders Agreement) and by the Offerees, which, in the good faith opinion of the managing underwriter(s), delivered in writing, can be sold without so materially and adversely affecting such Demand Registration (and, if less than the full number of such shares of Common Stock, allocated pro rata among the Management Stockholders and the Offerees on the basis of the total number of shares of Common Stock requested to be included therein by the Management Stockholders and the Offerees); provided, however that with respect to the Management Stockholders and the Offerees, if the managing underwriter(s) in connection with such Demand Registration determines that such Demand Registration would be materially and adversely affected by the inclusion of Common Stock owned by the Management Stockholders and the Offerees for any reason, such managing underwriter(s) may in its sole discretion exclude all or, part of the Common Stock requested to be included therein by the Management Stockholders and the Offerees on a pro rata basis, unless the Company and the managing underwriter(s) shall agree to non pro rata treatment; and

                    (3) Third, other securities requested to be included in the Demand Registration.

               (C) No registration of Common Stock effected under this Section 5.6(b) shall relieve the Company of its obligation to effect a registration of shares of Common Stock pursuant to the Endo LLC Registration Rights Agreement.

               (D) Promptly following its acceptance of the offer in the Piggyback Notice, each Offeree shall deliver to Endo LLC the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to such offer by such Offeree, together with a limited power-of-attorney and other customary custodial agreements authorizing Endo LLC to sell or otherwise dispose of such Offeree Shares pursuant to the proposed Demand Registration.

          (c) Drag-Along Rights. If Endo LLC shall propose to Transfer at least 60% of all shares of Common Stock then owned by Endo LLC to a Third Party, then (in addition to the rights of the Employee Stockholders to participate in such Transfer pursuant to Sections 5.6(a) and 5.6(b) hereof) Endo LLC may, at its option, require the Employee Stockholders (collectively, the “Remaining Holders”) to include in such Transfer to the Third Party such number of shares of Common Stock then owned by such Remaining Holder, as determined in accordance with this Section 5.6(c).

     Endo LLC shall send written notice (the “Drag-Along Notice”) of the exercise of their rights pursuant to this Section 5.6(c) to each of the Remaining Holders, setting forth the consideration per share to be paid by the Third Party and the other material terms and conditions of such transaction. The Drag-Along Notice shall state that the Remaining Holders shall be required to participate in the proposed Transfer of shares of Common Stock to the Third Party according to the terms and conditions of this Section 5.6(c) and for the same type of consideration and for an amount of consideration per share not less than that offered to Endo LLC by the Third Party. Within 15 days following the receipt of the Drag-Along Notice, each of the Remaining Holders shall deliver to a representative of Endo LLC designated in the Drag-Along Notice certificates representing all shares of Common Stock held by such Remaining Holder, duly endorsed, together with all other documents required to be executed in connection with such transaction. In the event that any Remaining Holder should fail to deliver such certificates to Endo LLC, the Company shall cause the books and records of the Company to show that such shares are bound by the provisions of this Section 5.6(c) and that such shares may be Transferred only to the Third Party.

     Each Remaining Holder shall be required to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock then owned by such Remaining Holder, and the denominator of which shall be the total number of shares of Common Stock then owned by Endo LLC plus the total number of shares of Common Stock then owned by the Remaining Holders. The maximum number of shares of Common Stock that may be transferred by each Remaining Holder to the Third Party in accordance with this Section 5.6(c) shall be the total number of shares of Common Stock then owned by such Remaining Holder.

     If, within 120 days after Endo LLC gave the Drag-Along Notice, it shall not have completed the Transfer of all the shares of Common Stock of the Remaining Holders in accordance with this Section 5.6(c), Endo LLC shall return to each of the Remaining Holders all certificates representing shares of Common Stock that such Remaining Holder delivered for Transfer pursuant hereto and that were not purchased pursuant to this Section 5.6(c).

     Promptly (but in no event later than 5 days) after the consummation of the Transfer of Common Stock of Endo LLC and Remaining Holders pursuant to this Section 5.6(c), Endo LLC shall give notice thereof to the Remaining Holders, shall remit to each of the Remaining Holders the total consideration in respect of the shares of Common Stock of such Remaining Holder which were so transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Remaining Holders.

          5.7 Expenses. The Company will pay all expenses in connection with any registration pursuant to Section 5.6(b) (including any registration not consummated as contemplated by Section 5.6(b) hereof) and any other actions that may be taken in connection with any such registration as contemplated by Section 5.6(b); provided, however, that the Company will not be obligated to pay underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of shares sold pursuant to any such registration.

          5.8 Holdback and Other Agreements.

          (a) If and whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any successor form) or is required to use its best efforts to effect the registration of any shares of Common Stock under the Securities Act pursuant to Section 5.6(b) hereof, each Holder agrees by acquisition of such shares of Common Stock not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 5.6(b) hereof of any shares of Common Stock within seven days prior to and 90 days (unless advised by the managing underwriting that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration, except as part of such registration or unless, in the case of a private sale of distribution, the transferee agrees in writing to be subject to this Section 5.8. If requested by such managing underwriter, each holder of shares of Common Stock agrees to execute a holdback agreement, in customary form, consistent with the terms of this Section 5.8(a).

          (b) The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within seven days prior to and 90 days (unless advised in writing by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of any registration statement filed pursuant to Section 5.6(b) hereof (except (i) as part of such registration, (ii) as permitted by the related underwriting, (iii) pursuant to an employee equity compensation plan, (iv) pursuant to an acquisition or strategic relationship, bank or equipment financing or similar transaction or (v) pursuant to a registration on Form S-4 or S-8 or any successor form). In addition, upon the request of the managing underwriter, the Company shall use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution or such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the Company.

          5.9 Indemnification. The Company may require as a condition to including any Common Stock in any registration statement filed pursuant to Section 5.6(b) hereof that the Company shall have received an undertaking from the prospective seller of Common Stock to indemnify directors, officers and other persons, if any, who may control the Company within the meaning of the Act with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or such omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such prospective seller of Common Stock specifically stating that it is for use in the preparation of such registration statement, prospectus contained therein, or amendment or supplement thereto. The parties hereto hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such prospective seller to the contrary, for all purposes of this agreement the only information furnished or to be furnished by such prospective seller, in its capacity as such, to the Company for use in any registration statement, prospectus contained therein, or any amendment or supplement thereto are statements specifically relating to (i) transactions between the prospective seller and its affiliates, on the one hand, and the Company, on the other hand, (ii) the beneficial ownership of shares of Common Stock by the prospective seller and its affiliates and (iii) the name and address of the prospective seller and its affiliates.

ARTICLE VI

TERMINATION

          6.1 Sale of the Company. This Agreement shall terminate (a) in the event of a sale of the Company or all or substantially all of its assets to a party (whether by merger, stock sale or otherwise) other than Endo LLC or one of its affiliates, or (b) in the event that all parties to this Agreement cease to own any shares of Common Stock or any interest therein. In the event that Endo LLC shall come to own less than five percent of the outstanding Common Stock, this Agreement shall also terminate.

          6.2 Cessation of Ownership of Stock. Any party to, or person or entity who is subject to, this Agreement (other than the Company and Kelso) which ceases to own shares of Common Stock or any interest therein shall cease to be a party to, or person or entity who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder.

          6.3 Other Termination Events.

          (a) This Agreement may be terminated by the affirmative vote of the members of Endo LLC owning a majority of the issued and outstanding membership interests in Endo LLC.

          (b) Notwithstanding anything to the contrary contained herein, every provision of this Agreement, other than the provisions contained in Section 5.5, shall terminate on the fifteenth anniversary of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

          7.1 Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Employee Stockholders shall bear upon its face the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE HOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT, DATED AS OF JULY 14, 2000.”

          All Employee Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable. Upon a registration under the Act of any shares of Common Stock, the certificate representing such shares shall be replaced, at the expense of the Company, with certificates not bearing the legend required by this Section 7.1.

          7.2 Option Plans. Pursuant to the Option Plans, the Company has required that participants thereunder must become parties to this Agreement upon exercise of the options and that they will be “Employee Stockholders” hereunder with respect to such shares. In addition, Endo LLC, notwithstanding any requirement set forth in Section 7.5 hereof, can determine that any options granted pursuant to the Option Plans and outstanding and vested as of the option holder’s termination of employment with the Company and its subsidiaries shall be deemed to be Common Stock for purposes of Section 2 hereof; provided, however, that appropriate adjustments shall be made to reflect the existence of an exercise price for such options.

          7.3 New Employee Stockholders. Each of the Employee Stockholders hereby agrees that the Company may require that any employee of the Company or any of its subsidiaries who after the date of this Agreement is offered shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock, become a party to this Agreement by executing the same and delivering it to the Company at its address specified in Section 7.12 hereof. Upon such execution and delivery, such employee shall be an “Employee Stockholder” for all purposes of this Agreement.

          7.4 No Other Arrangements or Agreements. Each Employee Stockholder hereby represents, warrants and covenants to Endo LLC and to each other Employee Stockholder that, except for, if applicable, the exchange agreement entered into on December 1, 1997, by and between the Company and each Employee Stockholder (collectively, the “Exchange Agreements”), he or she has not entered into or agreed to be bound by, and will not enter into or agree to be bound by, any other arrangements or agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company, other Employee Stockholders or holders of Common Stock that are not parties to this Agreement).

          7.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only with the written consent of (i) Kelso and (ii) Employee Stockholders owning a majority of the outstanding Common Stock then owned by all Employee Stockholders. Promptly after any amendment, modification or supplement shall take effect, Endo LLC shall notify all Employee Stockholders of such amendment, modifications or supplement; provided that Endo LLC may, at any time and from time to time, in its sole discretion, release all or a portion of any Employee Stockholder’s shares of Common Stock from this Agreement, and upon such release, such Employee Stockholder will no longer be entitled to the benefits under this Agreement with respect to such shares of Common Stock.

          7.6 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that none of Endo LLC, the Company and any Employee Stockholder shall assign any of its rights or obligations pursuant to this

Agreement without the prior written consent of Kelso. Endo LLC, with the prior written consent of Kelso, shall have the right, but not the obligation, to assign any of its rights, and delegate any of its obligations, to purchase any shares of Common Stock of any Employee Stockholder pursuant to Section 2 hereof to any affiliate of Endo LLC, any one or more persons or entities who are or become parties to this Agreement or any employee stock ownership plan that the Company may have (or any combination of the foregoing). In the case of Permitted Transferees, third parties and Involuntary Transferees, such Permitted Transferees, third parties or Involuntary Transferees, as the case may be, shall be deemed the Employee Stockholder hereunder for purposes of obtaining the benefits or enforcing the rights of such Employee Stockholder hereunder; provided, however, that no Permitted Transferee, third party or Involuntary Transferee, as the case may be, shall derive any rights under this Agreement unless and until such Permitted Transferee, third party or Involuntary Transferee, as the case may be, has delivered to Endo LLC a valid undertaking to become, and becomes, bound by the terms of this Agreement to which the transferring Employee Stockholder is subject.

          7.7 Recapitalizations, Exchanges, etc. Affecting the Common Stock. Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, exchange, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. References to the “Company” set forth herein shall be deemed to refer to any such successor or assign and such entity shall execute an appropriate instrument of assumption agreeing to be bound by the terms hereof. Except as otherwise provided herein, this Agreement is not intended to confer upon any person, except for the parties hereto, any rights or remedies hereunder.

          7.8 Transfer of Common Stock. If at any time Endo LLC purchases any shares of Common Stock pursuant to this Agreement, Endo LLC may pay the purchase price determined under this Agreement for the shares of Common Stock it purchases by wire transfer of funds or Endo LLC check in the amount of the purchase price, and upon receipt of payment of such purchase price or, pursuant to Section 2.3 or Article IV hereof, any portion thereof, the selling Employee Stockholder shall deliver to Endo LLC the certificates representing the number of shares of Common Stock being purchased in a form suitable for transfer, duly endorsed in blank, and free and clear of any lien, claim or encumbrance. In the event that any Employee Stockholder refuses or otherwise fails to deliver, in accordance with the preceding sentence, certificates representing the number of shares of Common Stock being purchased, the shares of Common Stock purchased from such Employee Stockholder shall (notwithstanding such refusal or failure) be deemed, upon receipt by such Employee Stockholder of the purchase price therefor, to not be outstanding for any purposes. Notwithstanding anything in this Agreement to the contrary, Endo LLC shall not be required to make any payment for shares of Common Stock purchased hereunder until delivery to it of the certificates representing such shares. If Endo LLC is purchasing less than all the shares of Common Stock represented by a single certificate, Endo LLC, after making such purchase, shall deliver to the selling Employee Stockholder a certificate for any unpurchased shares of Common Stock.

          7.9 Further Assurances. Each party hereto or person or entity subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person or entity subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          7.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

          7.11 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

          7.12 Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by FedEx or other similar courier service to the parties at the following addresses (or at such other address as the person or entity to whom notice is given may have previously furnished to the others in writing as set forth in this Section 7.12 (provided that any change of address shall be effective only upon receipt thereof)):

(a)	If to the Company, to it at:

Endo Pharmaceuticals Holdings Inc.
100 Painters Drive
Chadds Ford, Pennsylvania 19317
Attn: Carol A. Ammon

with a copy to:

Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors, II
Telecopy No.: (212) 223-2379

(b)	if to an Employee Stockholder, as listed on the signature page hereto, or, if not so listed, to it at his or her address as reflected in the stock records of the Company, or as such Employee Stockholder shall designate to the Company in writing, with a copy to Endo LLC at its address indicated below (provided that any such designation shall be effective only upon receipt thereof).

(c)	If to Endo LLC, to it at:

Endo Pharma LLC
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors, II
Telecopy No.: (212) 223-2379

          7.13 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

          7.14 Entire Agreement; Effect on Certain Other Agreements. This Agreement and the Exchange Agreements embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Common Stock, other than those expressly set forth or referred to herein or in the Exchange Agreements. This Agreement and the Exchange Agreements supersede all prior agreements and understandings among the parties with respect to such subject matter.

          7.15 Injunctive Relief. The Company, Endo LLC and the Employee Stockholders hereby acknowledge that they each shall be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company, Endo LLC or the Employee Stockholders may have. Each Employee Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York and Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Employee Stockholder hereby consents to service of process by mail made in accordance with Section 7.12 hereof.

          7.16 Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be ordered in connection with such proceeding.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Carol A. Ammon

Name:	Carol A. Ammon
Title:	Chief Executive Officer

KELSO INVESTMENT ASSOCIATES V, L.P.

By: Kelso Partners V, L.P., General Partner

By:	/s/ David Wahrhaftig

Name:	David Wahrhaftig
Title:	General Partner

ENDO PHARMA LLC

By:	/s/ Carol A. Ammon

Name:	Carol A. Ammon
Title:	Initial Manager

EMPLOYEE STOCKHOLDER

By:	/s/ Robert D. Ammon

Name:	Robert D. Ammon

By:	/s/ Deborah Bann

Name:	Deborah Bann
By:	/s/ Eric E. Bloom

Name:	Eric E. Bloom

By:	/s/ Sou-Chan Chang

Name:	Sou-Chan Chang

By:	/s/ Sudhendu DasGupta

Name:	Sudhendu DasGupta

By:	/s/ Dipankar Datta

Name:	Dipankar Datta

By:	/s/ Edith R. Dawson

Name:	Edith R. Dawson

By:	/s/ Jeanmarie Dunk

Name:	Jeanmarie Dunk

By:	/s/ Douglas Felton

Name:	Douglas Felton

By:	/s/ William A. Hein, II

Name:	William A. Hein, II

By:	/s/ Sterling H. Ivison, III

Name:	Sterling H. Ivison, III

By:	/s/ Wannell Jennings

Name:	Wannell Jennings

By:	/s/ Melanie F. Johnson

Name:	Melanie F. Johnson

By:	/s/ Adelheid Jurasits

Name:	Adelheid Jurasits

By:	/s/ Huaihung Kao

Name:	Huaihung Kao

By:	/s/ Arlene K. Keenan

Name:	Arlene K. Keenan

By:	/s/ Linda Kitlinski

Name:	Linda Kitlinski

By:	/s/ Jeffrey S. Kornfeld

Name:	Jeffrey S. Kornfeld

By:	/s/ Kathy S. Lamborn

Name:	Kathy S. Lamborn

By:	/s/ Charles Laudadio

Name:	Charles Laudadio

By:	/s/ Debra McArdle

Name:	Debra McArdle

By:	/s/ Kevin M. McCaughan

Name:	Kevin M. McCaughan

By:	/s/ Donna M. Papa

Name:	Donna M. Papa

By:	/s/ Carol Patterson

Name:	Carol Patterson

By:	/s/ Thomas M. Sammler

Name:	Thomas M. Sammler

By:	/s/ John Segura

Name:	John Segura

By:	/s/ Gary C. Stalski

Name:	Gary C. Stalski

By:	/s/ Jeanne Stetler

Name:	Jeanne Stetler

By:	/s/ Dharmishta Trivedi

Name:	Dharmishta Trivedi

By:	/s/ Kenneth Utecht

Name:	Kenneth Utecht

By:	/s/ Yadi Zeng

Name:	Yadi Zeng

By:	/s/ Lynn Zheng

Name:	Lynn Zheng

          The undersigned, by its signature below hereby becomes a party to the Amended and Restated Employee Stockholders Agreement, dated as of June 5, 2003, by and among Endo Pharmaceuticals Holdings Inc. and certain of its stockholders (the “Employee Stockholders Agreement”) pursuant to Section 7.3 thereof and agrees to be bound by the terms of the Employee Stockholders Agreement and, for all purposes thereof, to be an “Employee Stockholder”.

          IN WITNESS WHEREOF, the undersigned has executed this instrument as of the       day of      , 20    .

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